newsrelease
CTS CORPORATION  Elkhart, Indiana 46514
574-523-3800
October 23, 2012
FOR RELEASE:  Immediately

CTS ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

Reports Strong Operating Cash Flow

Elkhart, IN. . .CTS Corporation (NYSE: CTS) today announced third quarter 2012 revenues of $137.4 million, a decrease of 6% from the same period last year. Third quarter 2012 net earnings were $5.9 million, or $0.17 per diluted share, same as the third quarter last year. Included in the third quarter 2012 earnings were $0.02 per share of restructuring and $0.01 per share of other charges. Excluding these charges, third quarter 2012 adjusted earnings per share were $0.20, 18% higher than the same period last year and 11% higher than the previous quarter.

The Components and Sensors segment experienced strong year-over-year sales growth with a 9.4% increase from new product launch activities for new customers and the successful integration of an acquisition made earlier this year. Electronic component sales improved $4.6 million, or 17%, primarily from improved piezoceramic product demand for HDD and incremental sales from the acquisition. Automotive sensor and actuator sales improved $1.9 million, or 5%, primarily from the launch of the new grill shutter actuator and a double-digit increase in pedal module sales.

CTS’ year-over-year sales decrease was driven by the lower margin EMS segment, which decreased $15.2 million, or 20%, year-over-year. The decrease resulted from the weak global economy as certain customers delayed orders, particularly in the defense and aerospace and communications markets, the lingering impact of the Thailand flood and the Company’s strategy to exit certain unprofitable accounts. EMS’ Thailand facility, which was impacted by the October 2011 flood, became fully operational during the third quarter 2012.

Third quarter cash flow from operations improved to $13.0 million compared to $4.5 million in the same period last year primarily driven by lower working capital requirements. Year-to-date cash flow from operations almost doubled to $25.0 million, compared to $13.4 million in the same period last year. Year-to-date capital expenditures were $9.8 million, slightly lower than last year.

Restructuring Actions

The Company is taking proactive actions to strategically respond to the weak economic environment by further reducing its cost structure. During the fourth quarter, the Company is announcing plans to close its EMS operation in Tianjin, China. CTS’ electronic components operation will remain in this facility and expects growth with increasing piezo component production to support HDD applications. This action, combined with earlier restructuring actions taken in 2012, will reduce headcount by approximately 10%, and the Company’s global footprint by approximately 17%. Total fourth quarter restructuring charges are expected to be approximately $3 million.

Singapore Operational Efficiencies and Sale Leaseback Gain

As a result of manufacturing efficiency improvement initiatives, the Company has been able to reduce its manufacturing floorspace requirement at its Singapore facility. Accordingly, CTS entered into an agreement to sell and lease back approximately one-third of its Singapore facility.  The transaction is expected to close in the fourth quarter 2012 with net proceeds of approximately $17.5 million and an anticipated pretax gain of approximately $7.5 million.

Other Items

Third quarter pension expense, which is non-cash, and Takata litigation expenses were approximately $0.4 million, or $0.01 per share, higher in 2012 compared to the prior year. Year-to-date, these expenses were approximately $2.9 million, or $0.06 per share, higher than the prior year.

During the third quarter, the Company authorized buying back of up to one million shares of stock, as the prior authorization of one million shares was completed. During the third quarter, the Company repurchased approximately 91,200 shares of common stock in open market transactions.

Commenting on third quarter 2012 results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “In response to the challenging and uncertain global economy, the Company has undertaken a number of strategic actions to further reduce our cost structure while driving our key growth programs. We believe that decisive actions during challenging economic times will allow CTS to emerge stronger when the markets rebound. New product launch activity in our Components and Sensors segment remains robust and we continue to win new business. We are generating strong free cash flow and our balance sheet remains strong.”

Based on the third quarter results, and the current outlook which considers the continued weak global economy and the negative impact of the Japan/China territory dispute, management is lowering its full-year 2012 sales guidance from a range of a 4% to 7% increase over 2011, to essentially flat, with the Components and Sensors segment growing 10% to 13% and EMS declining 9% to 12%.  Accordingly, management is changing its 2012 adjusted earnings per share guidance to $0.70 to $0.75, from a range of $0.75 to $0.80 per share, which excludes the expected $7.5 million gain from the Singapore facility sale leaseback in the fourth quarter.

SEGMENT INFORMATION

($ in thousands)	Components and Sensors	EMS	Total
Third Quarter of 2012
Net sales to external customers	$75,565	$61,792	$137,357
Segment operating earnings before corporate and shared services charges	$9,492	$4,202	$13,694
Corporate and shared services charges	(4,185)	(1,827)	(6,012)
Segment operating earnings	$5,307	$2,375	$7,682
Expenses not allocated to business segments:
- Restructuring and related charges			(878)
Total operating earnings			$6,804

Second Quarter of 2012
Net sales to external customers	$76,823	$77,471	$154,294
Segment operating earnings before corporate and shared services charges	$8,398	$6,086	$14,484
Corporate and shared services charges	(3,034)	(1,906)	(4,940)
Segment operating earnings	$5,364	$4,180	$9,544
Expenses not allocated to business segments:
- Restructuring and related charges			(3,831)
Total operating earnings			$5,713

Third Quarter of 2011
Net sales to external customers	$69,089	$76,981	$146,070
Segment operating earnings before corporate and shared services charges	$7,738	$5,870	$13,608
Corporate and shared services charges	(3,557)	(2,297)	(5,854)
Segment operating earnings(1)	$4,181	$3,573	$7,754

(1)	EMS segment’s operating earnings of $3,573 includes $2,687 of insurance recovery for property damage related to the fire at CTS Scotland’s manufacturing facility.

Components & Sensors: Components and Sensors third quarter 2012 sales increased $6.5 million, or 9%, from the third quarter of 2011. Sales of electronic components increased $4.6 million, or 17%, from improved piezoceramic product demand, primarily new HDD sales, and incremental sales from an acquisition. Automotive sensor and actuator sales increased $1.9 million, or 5%, driven primarily from the launch of the new grill shutter actuator and increased sales of pedal modules.  Segment operating earnings before corporate and shared services charges increased $1.8 million from the same period last year primarily from higher sales and timing of customer reimbursements, partially offset by higher non-cash pension expenses.

Components and Sensors third quarter 2012 sales decreased $1.3 million from the second quarter of 2012.  Within Automotive sensor and actuator products, lower sensor sales were partially offset by sales of the new grill shutter actuator product which was launched last quarter. Sales of electronic component products improved $2.2 million from the second quarter primarily on improved piezoceramic sales for HDD. Despite the lower sales, segment operating earnings before corporate and shared services charges improved $1.1 million from the second quarter of 2012 primarily from lower operating expenses including pension and timing of customer reimbursements.

EMS: EMS third quarter 2012 sales decreased $15.2 million, or 20%, from the third quarter of 2011, resulting from the weak global economy as certain customers delayed orders, particularly in the defense and aerospace and communications markets, the lingering impact of the Thailand flood and the Company’s strategy to exit certain unprofitable accounts. Segment operating earnings before corporate and shared services charges decreased $1.7 million, primarily from lower sales.

EMS third quarter 2012 sales decreased $15.7 million, or 20%, from the second quarter of 2012. Sales demand reflected the weak global economy and decreased across all markets served. The third quarter segment operating earnings before corporate and shared services charges decreased $1.9 million from the second quarter, primarily from lower sales.

Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, October 24, 2012 at 11:00 a.m. EDT.  Those interested in participating may dial 800-230-1093 (612-288-0337, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EDT on Wednesday, October 24, 2012 through 11:59 p.m. EDT on Wednesday, October 31, 2012. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 266791.  Also, please note that a live audio webcast of the conference call will be available and can be accessed directly from the Web sites of CTS Corporation www.ctscorp.com, StreetEvents www.streetevents.com, Netscape netscape.aol.com, Compuserve www.compuserve.com and others.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; rapid technological change; general market conditions in the automotive, communications and computer industries, as well as conditions in the industrial, defense and aerospace and medical markets; reliance on key customers; unanticipated natural or other events such as the Japan earthquake and floods in Thailand; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geographical risks.  For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the Securities and Exchange Commission available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:        Thomas A. Kroll, Vice President and Chief Financial Officer
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone 574-523-3800  FAX 574-293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30	October 2	September 30	October 2
	2012	2011	2012	2011

Net sales	$ 137,357	$ 146,070	$ 438,620	$ 444,507

Costs and expenses:
Cost of goods sold	110,763	118,610	364,039	360,496
Insurance recovery for business interruption	(4,192)	(1,113)	(15,242)	(1,892)
Selling, general and administrative expenses	19,387	18,343	58,169	55,074
Research and development expenses	4,350	5,163	15,590	14,782
Insurance recovery for property damage	-	(2,687)	(1,769)	(2,687)
Restructuring charge	245	-	3,384	694

Operating earnings	6,804	7,754	14,449	18,040

Other (expense) / income:
Interest expense, net	(159)	(190)	(528)	(721)
Other income / (expense)	763	(65)	297	1,808
Total other income / (expense)	604	(255)	(231)	1,087

Earnings before income taxes	7,408	7,499	14,218	19,127

Income tax expense	1,491	1,636	2,717	4,016

Net earnings	$ 5,917	$ 5,863	$ 11,501	$ 15,111

Net earnings per share:
Basic	$ 0.17	$ 0.17	$ 0.34	$ 0.44

Diluted	$ 0.17	$ 0.17	$ 0.33	$ 0.43

Cash dividends declared per share	$ 0.035	$ 0.03	$ 0.105	$ 0.09

Average common shares outstanding:
Basic	33,923	34,375	34,017	34,347

Diluted	34,471	34,994	34,588	35,026

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Earnings per Share

The following table reconciles GAAP diluted earnings per share to adjusted earnings per share for the Company:

	Three Months Ended		Nine Months Ended
	September 30	October 2	September 30	October 2
	2012	2011	2012	2011

GAAP diluted earnings per share	$ 0.17	$ 0.17	$ 0.33	$ 0.43
Tax affected charges to reported diluted
loss per share:
Restructuring and related charges	0.02	-	0.10	0.01
Additional legal costs	-	-	-	0.01
Takata and CEO search costs	0.01	-	0.02	-
Adjusted earnings per share	$ 0.20	$ 0.17	$ 0.45	$ 0.45

Additional Information

The following table includes other financial information not presented in the preceding financial statements.

	Three Months Ended		Nine Months Ended
$ In thousands	September 30	October 2	September 30	October 2
Expense	2012	2011	2012	2011
Depreciation and Amortization	$ 4,937	$ 4,410	$ 14,583	$ 13,176
Equity Based Compensation	1,010	1,002	3,181	3,363

Non-GAAP financial measures are discussed below.

OTHER SUPPLEMENTAL INFORMATION
(continued)

Non-GAAP Financial Measures

Adjusted earnings per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings per share.

CTS adjusts for this item because they are discrete events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.
CTS uses an adjusted earnings per share measure to evaluate overall performance, establish plans and perform strategic analysis.  Using this measure avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because this measure is based on the exclusion or inclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that this measure is useful to its management, investors and stakeholders in that it:

- provides a truer measure of CTS' operating performance,
- reflects the results used by management in making decisions about the business, and
- helps review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings
Segment operating earnings is a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings exclude the effects of restructuring and restructuring-related charges when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	September 30	December 31,
	2012	2011

Cash and cash equivalents	$ 88,620	$ 76,412
Accounts receivable, net	81,014	88,345
Inventories	75,007	92,540
Other current assets	24,512	26,089
Total current assets	269,153	283,386

Property, plant & equipment, net	89,721	84,860
Other assets	122,502	112,569

Total Assets	$ 481,376	$ 480,815

Notes payable and current portion
of long-term debt	$ -	$ -
Accounts payable	59,207	80,468
Other accrued liabilities	36,866	43,769
Total current liabilities	96,073	124,237

Long-term debt	94,500	74,400
Other obligations	18,450	18,881

Shareholders' equity	272,353	263,297

Total Liabilities and
Shareholders' Equity	$ 481,376	$ 480,815